Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2016 RESULTS

Miami Lakes, Fla. — July 20, 2016 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2016.

For the quarter ended June 30, 2016, the Company reported net income of $56.7 million, or $0.52 per diluted share, compared to $46.6 million, or $0.43 per diluted share, for the quarter ended June 30, 2015. For the six months ended June 30, 2016, the Company reported net income of $111.6 million, or $1.03 per diluted share. The Company reported net income of $93.1 million, or $0.87 per diluted share, for the six months ended June 30, 2015.

John Kanas, Chairman, President and Chief Executive Officer, said, “Despite significant headwinds facing our industry, BankUnited has turned in another excellent quarter.”

Performance Highlights

•
Total interest earning assets increased by $1.6 billion during the second quarter of 2016. New loans and leases, including equipment under operating lease, grew by $1.2 billion during the quarter. For the six months ended June 30, 2016, new loans and leases increased by $1.7 billion.

•	Total deposits increased by $718 million for the quarter ended June 30, 2016 to $18.2 billion. For the six months ended June 30, 2016, total deposits increased by $1.3 billion

•
Net interest income increased by $33.3 million to $214.3 million for the quarter ended June 30, 2016 from $181.0 million for the quarter ended June 30, 2015. Interest income increased by $47.8 million, primarily driven by increases in the average balances of loans and investment securities outstanding. Interest expense increased by $14.5 million due primarily to an increase in average interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.75% for the quarter ended June 30, 2016 compared to 3.95% for the quarter ended June 30, 2015 and 3.83% for the immediately preceding quarter ended March 31, 2016. The origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below) and the cost of the senior notes issued in November 2015 contributed to the decline in the net interest margin.

•	Book value and tangible book value per common share grew to $22.38 and $21.63, respectively, at June 30, 2016.
Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited N.A.'s regulatory capital ratios at June 30, 2016 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.7%	9.7%

Common Equity Tier 1 ("CET1") risk-based capital	11.8%	13.1%

Tier 1 risk-based capital	11.8%	13.1%

Total risk-based capital	12.6%	13.8%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $18.2 billion at June 30, 2016 from $16.6 billion at December 31, 2015. New loans grew to $17.5 billion while loans acquired in the FSB acquisition declined to $766 million at June 30, 2016.

For the quarter ended June 30, 2016, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew $1.0 billion to $14.2 billion. New residential loans grew by $132 million to $3.2 billion during the second quarter of 2016.

The New York franchise contributed $373 million to new loan growth for the quarter while the Florida franchise contributed $404 million. The Company's national platforms contributed $386 million of new loan growth. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit and our residential loan purchase program as national platforms. At June 30, 2016, the new loan portfolio included $6.0 billion, $6.1 billion and $5.4 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	June 30, 2016	December 31, 2015	June 30, 2016	December 31, 2015
Single family residential and home equity	18.1%	18.4%	21.3%	22.3%
Multi-family	21.1%	21.9%	20.3%	20.9%
Commercial real estate	19.8%	18.4%	19.0%	17.5%
Commercial real estate - owner occupied	9.1%	8.5%	8.8%	8.2%
Construction and land	2.3%	2.2%	2.2%	2.1%
Commercial and industrial	17.1%	17.6%	16.4%	16.7%
Commercial lending subsidiaries	12.3%	12.8%	11.8%	12.1%
Consumer	0.2%	0.2%	0.2%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended June 30, 2016 and 2015, the Company recorded provisions for loan losses of $14.3 million and $8.4 million, respectively, substantially all of which related to new loans. For the six months ended June 30, 2016 and 2015, the Company recorded provisions for loan losses of $18.0 million and $16.6 million, respectively. Of these amounts, provisions of $18.7 million and $17.0 million, respectively, related to new loans. The provision for loan losses for all of these periods related primarily to corresponding growth in the loan portfolio. For the quarter and six months ended June 30, 2016, the provision for loan losses also reflected increases in reserves related to the taxi medallion portfolio.

Asset quality remains strong. The ratio of non-performing, non-covered loans to total non-covered loans was 0.46% and 0.37% at June 30, 2016 and December 31, 2015, respectively. The ratio of total non-performing loans to total loans was 0.46% at June 30, 2016 and 0.43% at December 31, 2015. At June 30, 2016, non-performing assets totaled $97.4 million, including $13.0 million of other real estate owned (“OREO”) and other repossessed assets, compared to $82.7 million, including $11.2 million of OREO and other repossessed assets, at December 31, 2015. Non-covered, non-performing assets totaled $84.8 million, or 0.32% of total assets, at June 30, 2016 compared to $61.5 million, or 0.26% at December 31, 2015. The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 163.90% and 204.45% at June 30, 2016 and December 31, 2015, respectively. The annualized ratio of net charge-offs to average non-covered loans was 0.09% for the six months ended June 30, 2016, compared to 0.06% for the six months ended June 30, 2015.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended June 30, 2016				Three Months Ended June 30, 2015
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$3,885	$121,759	$125,644	$—	$3,124	$96,712	$99,836
Provision	—	57	14,276	14,333	—	45	8,376	8,421
Charge-offs	—	(501)	(5,325)	(5,826)	—	(630)	(884)	(1,514)
Recoveries	—	12	1,555	1,567	—	31	611	642
Balance at end of period	$—	$3,453	$132,265	$135,718	$—	$2,570	$104,815	$107,385

	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,868	$120,960	$125,828	$—	$4,192	$91,350	$95,542
Provision (recovery)	—	(674)	18,715	18,041	—	(406)	16,974	16,568
Charge-offs	—	(839)	(9,133)	(9,972)	—	(1,269)	(4,283)	(5,552)
Recoveries	—	98	1,723	1,821	—	53	774	827
Balance at end of period	$—	$3,453	$132,265	$135,718	$—	$2,570	$104,815	$107,385

Deposits

At June 30, 2016, deposits totaled $18.2 billion compared to $16.9 billion at December 31, 2015. The average cost of total deposits was 0.66% for the quarter ended June 30, 2016, compared to 0.63% for the immediately preceding quarter ended March 31, 2016 and 0.60% for the quarter ended June 30, 2015. The average cost of interest bearing deposits was 0.78% for the quarter ended June 30, 2016, compared to 0.76% for the immediately preceding quarter ended March 31, 2016 and 0.74% for the quarter ended June 30, 2015. The average cost of total deposits was 0.64% for the six months ended June 30, 2016, compared to 0.59% for the six months ended June 30, 2015.

Net interest income

Net interest income for the quarter ended June 30, 2016 increased to $214.3 million from $181.0 million for the quarter ended June 30, 2015. Net interest income was $421.2 million for the six months ended June 30, 2016, compared to $353.7 million for the six months ended June 30, 2015. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to an increase in the average balance of loans, partially offset by a decline in the related average yield. Increases in the average balance of investment securities and related average yields also contributed to increased interest income. Interest expense increased due primarily to an increase in average interest bearing liabilities and was also impacted by the cost of the senior debt issued in November 2015.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.75% for the quarter ended June 30, 2016 compared to 3.95% for the quarter ended June 30, 2015 and 3.83% for the immediately preceding quarter ended March 31, 2016. Net interest margin, calculated on a tax-equivalent basis, was 3.79% for the six months ended June 30, 2016, compared to 3.99% for the six months ended June 30, 2015. Significant factors impacting this expected trend in net interest margin for the quarter and six months ended June 30, 2016 included:

•
The tax-equivalent yield on loans declined to 5.14% and 5.20% for the quarter and six months ended June 30, 2016 from 5.46% and 5.50% for the quarter and six months ended June 30, 2015, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•	The tax-equivalent yield on new loans was 3.51% and 3.55% for the quarter and six months ended June 30, 2016, compared to 3.52% and 3.50% for the quarter and six months ended June 30, 2015.

•
The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 39.38% and 37.87% for the quarter and six months ended June 30, 2016 from 29.31% and 27.74% for the quarter and six months ended June 30, 2015.

•
The tax-equivalent yield on investment securities increased to 2.82% and 2.80% for the quarter and six months ended June 30, 2016 from 2.37% and 2.48% for the quarter and six months ended June 30, 2015.

•
The average rate on interest bearing liabilities increased to 0.93% and 0.94%, respectively, for the quarter and six months ended June 30, 2016 from 0.82% for both the quarter and six months ended June 30, 2015, reflecting the impact of the senior notes issued in the fourth quarter of 2015, as well as higher average rates on interest bearing deposits.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the six months ended June 30, 2016 and the year ended December 31, 2015 were as follows (in thousands):

Balance at December 31, 2014	$1,005,312
Reclassifications from non-accretable difference	192,291
Accretion	(295,038)
Balance at December 31, 2015	902,565
Reclassifications from non-accretable difference	54,275
Accretion	(153,440)
Balance at June 30, 2016	$803,400

Non-interest income

Non-interest income totaled $28.9 million and $52.1 million, respectively, for the quarter and six months ended June 30, 2016 compared to $21.1 million and $41.8 million, respectively, for the quarter and six months ended June 30, 2015.

Income from lease financing increased by $3.9 million and $8.3 million, respectively, for the quarter and six months ended June 30, 2016. These increases generally corresponded to growth in the portfolio of equipment under operating lease. Increases of $2.7 million and $3.9 million in securities gains for the quarter and six months ended June 30, 2016, respectively, also impacted the overall increase in non-interest income.

Gain on sale of loans declined by $9.1 million and $17.8 million, respectively, for the quarter and six months ended June 30, 2016 from the comparable periods in the prior year. For the quarter ended June 30, 2016, gains on the sale of non-covered loans increased by $2.4 million while gains on the sale of covered loans declined by $11.6 million. For the six months ended June 30, 2016, gains on the sale of non-covered loans increased by $4.5 million while gains on the sale of covered loans declined by $22.3 million. Substantially all of the increase in gains on the sale of non-covered loans in 2016 related to sales of loans by the small business finance unit acquired in May 2015. Transactions in the covered assets are discussed further below.

The provision for (recovery of) loan losses for covered loans, net income from resolution of covered assets, gains or losses from the sale of covered loans and gains or losses related to covered OREO all relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and six months ended June 30, 2016 was $1.1 million and $2.7 million, respectively, compared to $4.1 million and $9.1 million, respectively, for the quarter and six months ended June 30, 2015.

The most significant item contributing to the variance in the impact on pre-tax earnings of these transactions in covered assets for the quarter and six months ended June 30, 2016 compared to the quarter and six months ended June 30, 2015 was sales of covered loans. The following table summarizes the impact of the sale of covered loans for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gain (loss) on sale of covered loans	$(4,151)	$7,417	$(4,863)	$17,423
Net gain (loss) on FDIC indemnification	3,363	(5,928)	3,932	(14,046)
Net impact on pre-tax earnings	$(788)	$1,489	$(931)	$3,377

The variance in results of covered loan sales related primarily to the characteristics of the loans sold and the dynamics of secondary market demand for these assets. Income from resolution of covered assets, net of the impact of related FDIC indemnification, was $3.5 million for the six months ended June 30, 2016 compared to $5.9 million for the six months ended June 30, 2015. The decline was attributable to lower income from paid-in-full resolutions.

Non-interest expense

Non-interest expense totaled $144.1 million and $286.2 million, respectively, for the quarter and six months ended June 30, 2016 compared to $123.4 million and $237.6 million, respectively, for the quarter and six months ended June 30, 2015. The most significant component of the increases in non-interest expense was increased amortization of the FDIC indemnification asset.

Amortization of the FDIC indemnification asset was $38.1 million and $77.8 million, respectively, for the quarter and six months ended June 30, 2016, compared to $26.5 million and $48.5 million, respectively, for the quarter and six months ended June 30, 2015. The amortization rate increased to 23.08% and 22.65%, respectively, for the quarter and six months ended June 30, 2016 from 11.89% and 10.61%, respectively, for the quarter and six months ended June 30, 2015. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Increases in depreciation of equipment under operating lease for the quarter and six months ended June 30, 2016 corresponded to growth in the portfolio of equipment under operating lease.

Provision for income taxes

The effective income tax rate was 33.0% and 33.9%, respectively, for the quarter and six months ended June 30, 2016, compared to 33.5% and 34.1%, respectively, for the quarter and six months ended June 30, 2015.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at June 30, 2016 (in thousands except share and per share data):

Total stockholders’ equity	$2,331,146
Less: goodwill and other intangible assets	78,185
Tangible stockholders’ equity	$2,252,961

Common shares issued and outstanding	104,166,800

Book value per common share	$22.38

Tangible book value per common share	$21.63

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, July 20, 2016 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 46517582. A replay of the call will be available from 12:00 p.m. ET on July 20th through 11:59 p.m. ET on July 27th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 46517582. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $26.3 billion at June 30, 2016, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 95 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at June 30, 2016.
The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009. On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB

Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.8 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2016	December 31, 2015
ASSETS
Cash and due from banks:
Non-interest bearing	$35,866	$31,515
Interest bearing	98,336	39,613
Interest bearing deposits at Federal Reserve Bank	221,946	192,366
Federal funds sold	3,526	4,006
Cash and cash equivalents	359,674	267,500
Investment securities available for sale, at fair value	5,685,432	4,859,539
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	271,734	219,997
Loans held for sale	32,582	47,410
Loans (including covered loans of $716,593 and $809,540)	18,219,602	16,636,603
Allowance for loan and lease losses	(135,718)	(125,828)
Loans, net	18,083,884	16,510,775
FDIC indemnification asset	633,744	739,880
Bank owned life insurance	235,596	225,867
Equipment under operating lease, net	478,937	483,518
Deferred tax asset, net	72,046	105,577
Goodwill and other intangible assets	78,185	78,330
Other assets	367,378	335,074
Total assets	$26,309,192	$23,883,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,986,794	$2,874,533
Interest bearing	1,429,028	1,167,537
Savings and money market	8,319,729	8,288,340
Time	5,496,502	4,608,091
Total deposits	18,232,053	16,938,501
Federal Home Loan Bank advances	4,943,903	4,008,464
Notes and other borrowings	402,762	402,545
Other liabilities	399,328	290,059
Total liabilities	23,978,046	21,639,569

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 104,166,800 and 103,626,255 shares issued and outstanding	1,042	1,036
Paid-in capital	1,415,758	1,406,786
Retained earnings	880,531	813,894
Accumulated other comprehensive income	33,815	22,182
Total stockholders' equity	2,331,146	2,243,898
Total liabilities and stockholders' equity	$26,309,192	$23,883,467

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest income:
Loans	$220,630	$184,010	$435,206	$355,389
Investment securities	36,710	26,284	70,251	54,504
Other	3,124	2,340	5,814	4,623
Total interest income	260,464	212,634	511,271	414,516
Interest expense:
Deposits	28,833	21,855	55,459	41,859
Borrowings	17,321	9,801	34,661	18,951
Total interest expense	46,154	31,656	90,120	60,810
Net interest income before provision for loan losses	214,310	180,978	421,151	353,706
Provision for (recovery of) loan losses (including $57, $45, $(674) and $(406) for covered loans)	14,333	8,421	18,041	16,568
Net interest income after provision for loan losses	199,977	172,557	403,110	337,138
Non-interest income:
Income from resolution of covered assets, net	9,545	13,743	17,543	28,897
Net loss on FDIC indemnification	(4,114)	(16,771)	(10,403)	(37,036)
Service charges and fees	4,796	4,492	9,358	8,943
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $(4,151), $7,417, $(4,863) and $17,423)	(903)	8,223	587	18,389
Gain on investment securities available for sale, net	3,858	1,128	7,057	3,150
Lease financing	10,974	7,044	21,574	13,281
Other non-interest income	4,701	3,199	6,339	6,175
Total non-interest income	28,857	21,058	52,055	41,799
Non-interest expense:
Employee compensation and benefits	55,752	51,845	111,212	101,324
Occupancy and equipment	18,784	18,934	37,775	37,104
Amortization of FDIC indemnification asset	38,060	26,460	77,754	48,465
Deposit insurance expense	4,231	3,163	7,923	6,081
Professional fees	3,604	2,680	6,235	5,978
Telecommunications and data processing	3,721	3,345	7,054	6,816
Depreciation of equipment under operating lease	6,647	4,073	13,149	7,511
Other non-interest expense	13,313	12,948	25,118	24,313
Total non-interest expense	144,112	123,448	286,220	237,592
Income before income taxes	84,722	70,167	168,945	141,345
Provision for income taxes	27,997	23,530	57,346	48,251
Net income	$56,725	$46,637	$111,599	$93,094
Earnings per common share, basic	$0.53	$0.44	$1.04	$0.88
Earnings per common share, diluted	$0.52	$0.43	$1.03	$0.87
Cash dividends declared per common share	$0.21	$0.21	$0.42	$0.42

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,
	2016			2015
	Average Balance	Interest (1)	Yield / Rate (1) (2)	Average Balance	Interest (1)	Yield / Rate (1)(2)
Assets:
Interest earning assets:
Loans	$17,627,385	$226,106	5.14%	$13,765,655	$187,730	5.46%
Investment securities (3)	5,594,891	39,442	2.82%	4,573,148	27,118	2.37%
Other interest earning assets	534,119	3,124	2.35%	452,272	2,340	2.07%
Total interest earning assets	23,756,395	268,672	4.53%	18,791,075	217,188	4.63%
Allowance for loan and lease losses	(131,061)			(104,402)
Non-interest earning assets	1,950,846			1,948,382
Total assets	$25,576,180			$20,635,055
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,435,252	2,115	0.59%	$1,121,215	1,290	0.46%
Savings and money market deposits	8,152,354	12,314	0.61%	6,602,690	8,927	0.54%
Time deposits	5,189,699	14,404	1.12%	4,190,187	11,638	1.11%
Total interest bearing deposits	14,777,305	28,833	0.78%	11,914,092	21,855	0.74%
FHLB advances	4,715,960	11,999	1.02%	3,599,635	9,492	1.06%
Notes and other borrowings	402,751	5,322	5.31%	11,307	309	10.96%
Total interest bearing liabilities	19,896,016	46,154	0.93%	15,525,034	31,656	0.82%
Non-interest bearing demand deposits	2,943,378			2,675,306
Other non-interest bearing liabilities	415,071			285,760
Total liabilities	23,254,465			18,486,100
Stockholders' equity	2,321,715			2,148,955
Total liabilities and stockholders' equity	$25,576,180			$20,635,055
Net interest income		$222,518			$185,532
Interest rate spread			3.60%			3.81%
Net interest margin			3.75%			3.95%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

	Six Months Ended June 30,
	2016			2015
	Average Balance	Interest (1)	Yield/ Rate (1) (2)	Average Balance	Interest (1)	Yield/ Rate (1) (2)
Assets:
Interest earning assets:
Loans	$17,172,942	$445,733	5.20%	$13,232,955	$362,633	5.50%
Investment securities (3)	5,375,775	75,217	2.80%	4,529,279	56,115	2.48%
Other interest earning assets	517,978	5,814	2.26%	469,989	4,623	1.98%
Total interest earning assets	23,066,695	526,764	4.58%	18,232,223	423,371	4.66%
Allowance for loan and lease losses	(130,245)			(101,149)
Non-interest earning assets	1,978,162			1,955,576
Total assets	$24,914,612			$20,086,650
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,292,458	3,916	0.61%	$1,016,051	2,333	0.46%
Savings and money market deposits	8,130,074	24,311	0.60%	6,360,315	16,687	0.53%
Time deposits	4,979,686	27,232	1.10%	4,116,330	22,839	1.12%
Total interest bearing deposits	14,402,218	55,459	0.77%	11,492,696	41,859	0.73%
FHLB advances	4,473,793	24,016	1.08%	3,480,322	18,332	1.06%
Notes and other borrowings	403,023	10,645	5.31%	11,212	620	11.15%
Total interest bearing liabilities	19,279,034	90,120	0.94%	14,984,230	60,811	0.82%
Non-interest bearing demand deposits	2,926,585			2,708,808
Other non-interest bearing liabilities	417,467			274,845
Total liabilities	22,623,086			17,967,883
Stockholders' equity	2,291,526			2,118,767
Total liabilities and stockholders' equity	$24,914,612			$20,086,650
Net interest income		$436,644			$362,560
Interest rate spread			3.64%			3.84%
Net interest margin			3.79%			3.99%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2016	2015	2016	2015
Basic earnings per common share:
Numerator:
Net income	$56,725	$46,637	$111,599	$93,094
Distributed and undistributed earnings allocated to participating securities	(2,282)	(1,810)	(4,490)	(3,582)
Income allocated to common stockholders for basic earnings per common share	$54,443	$44,827	$107,109	$89,512
Denominator:
Weighted average common shares outstanding	104,160,894	103,444,183	104,039,977	102,841,376
Less average unvested stock awards	(1,193,517)	(1,174,496)	(1,173,213)	(1,094,366)
Weighted average shares for basic earnings per common share	102,967,377	102,269,687	102,866,764	101,747,010
Basic earnings per common share	$0.53	$0.44	$1.04	$0.88
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$54,443	$44,827	$107,109	$89,512
Adjustment for earnings reallocated from participating securities	(81)	5	(182)	10
Income used in calculating diluted earnings per common share	$54,362	$44,832	$106,927	$89,522
Denominator:
Weighted average shares for basic earnings per common share	102,967,377	102,269,687	102,866,764	101,747,010
Dilutive effect of stock options	764,435	863,380	771,592	763,202
Weighted average shares for diluted earnings per common share	103,731,812	103,133,067	103,638,356	102,510,212
Diluted earnings per common share	$0.52	$0.43	$1.03	$0.87

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Financial ratios (5)
Return on average assets	0.89%	0.91%	0.90%	0.93%
Return on average stockholders’ equity	9.83%	8.70%	9.79%	8.86%
Net interest margin (4)	3.75%	3.95%	3.79%	3.99%

	June 30, 2016	December 31, 2015
Capital ratios
Tier 1 leverage	8.7%	9.3%
CET1 risk-based capital	11.8%	12.6%
Tier 1 risk-based capital	11.8%	12.6%
Total risk-based capital	12.6%	13.4%

	June 30, 2016		December 31, 2015
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.46%	0.46%	0.37%	0.43%
Non-performing assets to total assets (2)	0.32%	0.37%	0.26%	0.35%
Allowance for loan and lease losses to total loans (3)	0.76%	0.74%	0.76%	0.76%
Allowance for loan and lease losses to non-performing loans (1)	163.90%	160.81%	204.45%	175.90%
Net charge-offs to average loans (5)	0.09%	0.10%	0.09%	0.10%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized.